Exhibit 10.19

A.T. MASSEY COAL COMPANY, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated as of January 1, 2009)

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ARTICLE IV
DEFERRAL ELECTIONS
4.01.	Amounts Subject to Deferral	5
4.02.	Elections	5
4.03.	Deferral Periods	7
4.04.	Automatic Cancellation of Deferral Elections upon Receipt of Hardship Withdrawal from a 401(k) Plan	7

ARTICLE V
BENEFITS
5.01.	Accounts	8
5.02.	Distributions	8

ARTICLE VI
INVESTMENT OPTIONS
6.01.	Investment Options	10
6.02.	Election of Investment Options	10
6.03.	Method of Crediting Interest Adjustments	10

ARTICLE VII
OTHER DISTRIBUTION EVENTS
7.01.	Change of Control	11
7.02.	Unforeseeable Emergency	11
7.03.	Withdrawals of Non-409A Funds	12

ARTICLE VIII
PARTICIPANT RIGHTS IN THE UNFUNDED PLAN

ARTICLE IX
TERMINATION OF EMPLOYMENT
9.01.	Termination of Employment	13
9.02.	Vesting	13
9.03.	Reemployment	13

ARTICLE X
TERMINATION, AMENDMENT OR MODIFICATION OF PLAN
10.01.	Amendment or Termination	13
10.02.	Notice Requirement	13
10.03.	Limitation on Amendment, Termination, etc.	14
10.04.	Effect of Plan Termination	14

ARTICLE XI
OTHER BENEFITS AND AGREEMENTS

ARTICLE XII
RESTRICTIONS ON TRANSFER OF BENEFITS

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ARTICLE XIII
ADMINISTRATION OF THE PLAN
13.01.	The Committee	15
13.02.	Indemnification of the Committee	15
13.03.	Powers of the Committee	15
13.04.	Information	15

ARTICLE XIV
MISCELLANEOUS
14.01.	Binding Nature	15
14.02.	Governing Law.	15
14.03.	Use of Masculine and Feminine; Singular and Plural	16
14.04.	No Guarantee of Employment	16
14.05.	Electronic Administration	16
14.06.	Deferred Compensation Plan Omnibus Provision	16

ARTICLE XV
ADOPTION

EXHIBIT I
PLAN INVESTMENT OPTIONS

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INTRODUCTION

The Board of Directors of A.T. Massey Coal Company, Inc. adopted the Executive Deferred Compensation Plan effective August 1, 1995. The Board determined that the adoption of the Plan would assist it in attracting and retaining those employees whose judgment, abilities and experience will contribute to its continued progress. The purpose of the Plan is to permit eligible employees to defer a portion of their salary, bonus and incentive awards and to provide a benefit for these employees whose benefits under the Company’s Profit Sharing Plan are limited by the application of certain limitation provisions of the Code. Eligible Employees are selected by the Committee to participate in the Plan.

The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974, as amended). The Plan must be administered and construed in a manner that is consistent with that intent.

The Company amended and restated the Plan effective January 1, 2005 and now desires to amend and restate the Plan again in order to provide for compliance with the final regulations under Code Section 409A effective January 1, 2009, to the extent applicable to accounts under the Plan;

NOW, THEREFORE, the Company hereby declares that the current terms and conditions of the A.T. Massey Coal Company, Inc. Executive Deferred Compensation Plan as amended and restated effective January 1, 2009 are as follows:

ARTICLE I

DEFINITIONS

The following phrases or terms have the indicated meanings:

1.01. Affiliate means (i) any entity that is a member of a controlled group of corporations as defined in Code Section 1563(a), determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(c), of which the Company is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with the Company as determined according to Code Section 414(c); (iii) a member of an affiliated service group of which the Company is a member according to Code Section 414(m); or (iv) any entity required to be aggregated with the Company according to Code Section 414(o).

1.02. Beneficiary means the person, persons, entity, entities or the estate of a Participant, who is designated by the Participant on a form provided by the Company to receive benefits on account of the Participant’s death, or in the absence of any designation, the personal representative of the Participant’s estate.

1.03. Board means the Board of Directors of A.T. Massey Coal Company, Inc.

1.04. Bonus Award shall mean any bonus, pay adjustment, or other similar payment from the Company or any Affiliate designated by the Committee.

1.05. Change of Control shall be deemed to have occurred if, (i) a third person, including a “group” as defined in Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such third person or group) shares of Massey Energy Company (formerly named Fluor Corporation) having 30% or more of the total voting power of the stock of Massey Energy Company; or (ii) as the result of any cash tender or exchange offer, merger or other business combination or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of Massey Energy Company before the Transaction are replaced during any 12-month period as directors of Massey Energy Company or any successor to Massey Energy Company by directors whose appointment or election is not endorsed by a majority of the directors of Massey Energy Company before the Transaction.

1.06. Code means the Internal Revenue Code of 1986, as amended, and, to the extent not inconsistent therewith, regulations and other guidance issued thereunder.

1.07. Committee means the Executive Benefit Committee appointed by the Board which shall, in accordance with the provisions of Article XII hereof, be responsible for the management and administration of the Plan.

1.08. Company means A.T. Massey Coal Company, Inc.

1.09. Deferred Account means a bookkeeping record established for each Participant who elects to receive a Deferred Benefit. A Deferred Account shall be established only for purposes of measuring a Deferred Benefit and not to segregate assets or to identify assets that may be used to satisfy a Deferred Benefit. A Deferred Account shall be credited with that amount of a Participant’s Salary, Bonus Award or Incentive Award deferred as a Deferred Benefit according to a Participant’s Election Form. A Deferred Account also shall be credited periodically with interest under Plan Article VI.

1.10. Deferred Benefit means the benefit available to an Eligible Employee who has executed a valid Election Form to defer his Salary, Bonus Award or Incentive Award.

1.11. Election Date means the date by which an Eligible Employee must submit a valid Election Form. An Eligible Employee’s Election Date, for Salary to be deferred, shall be a date that is at least fifteen (15) days prior to the payroll period for which his Salary will be reduced and as specified in Plan Section 4.02 or, for a Bonus Award or Incentive Award to be deferred, the date specified in Plan Section 4.02.

1.12. Election Form means the form that a Participant uses to elect to receive a Deferred Benefit pursuant to Plan Section 4.01. A Participant’s distribution election, investment election and Beneficiary designation are part of the Participant’s Election Form.

1.13. Eligible Employee means an individual who (i) is employed by the Company or an Affiliate; and (ii) is a member of management or is a highly compensated employee.

1.14. Excess Benefit means the benefit available to an Eligible Employee pursuant to Plan Section 3.02.

1.15. Excess Benefit Account means the bookkeeping record established for each Participant who is entitled to receive an Excess Benefit. An Excess Benefit Account shall be established only for purposes of measuring an Excess Benefit and not to segregate or to identify assets that may be used to satisfy an Excess Benefit. An Excess Benefit Account also shall be credited periodically with interest under Plan Article VI.

1.16. 409A Funds shall mean that part of any Deferred Account or Excess Benefit Account considered to be deferred compensation and covered by the rules of Code Section 409A.

1.17. Incentive Award means any cash award made pursuant to the terms of the Massey Energy Company 1999 Executive Performance Incentive Plan or any other incentive plan or arrangement of Massey Energy Company, the Company or any Affiliate designated by the Committee.

1.18. Investment Options shall mean the investment options shown on Exhibit I.

1.19. Non-409A Funds shall mean that part of any Deferred Account or Excess Benefit Account not considered to be deferred compensation covered by the rules of Code Section 409A including the part of any Deferred Account or Excess Benefit Account as of December 31, 2004, the right to which is earned and vested as of such date, plus any future contributions to such accounts, the right to which was earned and vested as of such date, to the extent such contributions are actually made, and applicable earnings (less losses) on such amounts.

1.20. Participant means an Eligible Employee who satisfies the requirements for participation set forth in Article II. An individual shall remain a Participant only so long as the individual remains an Eligible Employee and he continues to satisfy such requirements.

1.21. Plan means the A.T. Massey Coal Company, Inc. Executive Deferred Compensation Plan, as amended and restated hereafter.

1.22. Profit Sharing Plan means the Coal Company Salary Deferral and Profit Sharing Plan.

1.23. Salary means a Participant’s base salary and does not include commissions, bonuses, incentive pay, equity compensation or other irregular payments from the Company or any Affiliate designated by the Committee.

1.24. Terminate, Terminating, or Termination with respect to a Participant, mean the cessation of Participant’s employment with the Company and its Affiliates on account of death, disability, severance or any other reason. Cessation of employment shall be interpreted consistent with the rules for a “separation from service” for purposes of Code Section 409A, and the Company and each Affiliate shall be treated as a single employer.

ARTICLE II

PARTICIPATION

2.01. Excess Benefits

The Committee shall designate the Eligible Employees who are entitled to accrue Excess Benefits under the Plan and shall determine the date such Eligible Employees may begin participation. A Participant shall continue to participate and accrue Excess Benefits until such date as the Committee may declare he is no longer a Participant entitled to accrue Excess Benefits or until the date that he is no longer an Eligible Employee.

2.02. Salary Deferrals

The Committee shall select the Eligible Employees who are entitled to defer all or a portion of their Salary pursuant to the provisions of Plan Section 4.02(a).

2.03. Incentive Award Deferrals

The Committee shall select the Eligible Employees who will be entitled to defer all or a portion of their Incentive Award pursuant to the provisions of Plan Section 4.02(b).

2.04. Bonus Award Deferrals

The Committee shall select the Eligible Employees who are entitled to defer all or a portion of their Bonus Award pursuant to the provisions of Plan Section 4.02(c).

2.05. Cessation of Deferrals

Elections of Eligible Employees to defer all or a portion of their Salary, Incentive Award and Bonus Award will cease as soon as permissible under Section 409A of the Code on and after such date the Committee declares that the Eligible Employee is no longer a Participant entitled to defer all or any portion of his Salary, Incentive Award or Bonus Award or he is no longer an Eligible Employee.

ARTICLE III

EXCESS BENEFITS

3.01. Applicability

This Article III applies only to those Participants who are eligible for an Excess Benefit pursuant to Plan Section 2.01.

3.02. Amount of Benefit

As of each December 31, the Company shall credit the Excess Benefit Account of each Eligible Employee who is entitled to accrue an Excess Benefit with an amount equal to the sum of:

(a) the excess of the amount of Company matching contributions which would have been made to the account of such Participant for such calendar year under the Profit Sharing Plan, if such Participant had received a Company matching contribution at the percentage rate applicable to non-highly compensated participants, over the actual amount of Company matching contributions allocated to his accounts for such calendar year; plus

(b) the amount of Company matching contributions which would have been made to the account of such Participant for such calendar year under the Profit Sharing Plan, but for the limitations imposed by Code Sections 401(a)(17), 402(g) and 415 if the Participant had contributed to the Profit Sharing Plan the amounts deferred under Article IV of this Plan and had received a Company matching contribution at the percentage rate applicable to non-highly compensated participants; provided, however, that in no event shall any Company matching contribution apply to amounts deferred, in excess of ten percent of the Participant’s total cash compensation (Salary, Bonus Awards and Incentive Awards combined), minus amounts contributed by the Participant under the Profit Sharing Plan. Interest shall accrue on a Participant’s Excess Benefit Account in accordance with Article VI.

3.03. Deferral Periods

Unless otherwise permitted by the Committee, any time of payment election for Salary deferrals shall also apply to a Participant’s Excess Benefit. This rule may be applied for separate years or portions of a Participant’s Excess Benefit Account on such basis as it determines.

The time for filing a specified deferral period election for a Participant’s Excess Benefit attributable to a year is the same as for filing a Salary deferral election for that same year, provided, however, that the Committee may not permit a specified deferral period election to be made for a Participant’s Excess Benefit later than the last day of the calendar year immediately preceding the calendar year for which the Excess Benefit will be credited or any earlier date required therefor under Code Section 409A.

ARTICLE IV

DEFERRAL ELECTIONS

4.01. Amounts Subject to Deferral

Subject to the effect of any previously authorized or required deductions, reductions or income or employment tax withholdings applicable to such compensation, an Eligible Employee who is selected to be a Participant may elect to defer all or any portion of his Salary, any Incentive Award or any Bonus Award, as applicable.

4.02. Elections

(a) Salary Deferrals. The amount of Salary to be deferred for future payroll periods must be specified by the Participant in writing on an Election Form delivered to his corporate employer as a fixed percentage of his Salary. A deferral election for a calendar year must be filed by the date designated by the Committee but in no event later than the last day of the calendar year immediately preceding the calendar year it is to become effective and will continue in effect until a subsequent election or termination of the election is received by the Company and becomes effective, provided, however, that a deferral election may be filed through thirty

(30) days after the Eligible Employee is first designated as a Participant to the extent permitted by Code Section 409A for a Participant’s first year of eligibility. Thereafter, a new Election Form may be filed annually by the date designated by the Committee but in no event later than the last day of the calendar year immediately preceding the calendar year it is to become effective, and any modification or revocation shall be effective on the first day of the calendar year to which such modification or revocation relates. Any Salary deferral election for a calendar year may not be changed, revoked or re-initiated after the latest time for making it or during the calendar year for which made.

(b) Incentive Awards Deferrals. The amount of any Incentive Award to be deferred must be specified by the Participant in writing on an Election Form delivered to his corporate employer no later than the last day of the calendar year immediately preceding the calendar year that includes the beginning of the period for which performance is measured in determining the amount of the Incentive Award. The amount to be deferred may be a fixed dollar amount or a percentage of the Incentive Award. Notwithstanding the foregoing, the Committee may permit deferral elections for any amount of an Incentive Award which is performance-based compensation based on services to be performed over a period of at least twelve (12) months (within the meaning of Code Section 409A(a)(4)(B)(iii)) to be made not later than six (6) months prior to the end of the period for which the performance is to be measured to determine the amount of the Incentive Award that will become payable. Any Incentive Award deferral election may not be modified or revoked by the Participant after the latest time for making the election.

(c) Bonus Awards Deferrals. The amount of any Bonus Award to be deferred must be specified by the Participant in writing on an Election Form delivered to his corporate employer no later than the last day of the calendar year preceding the calendar year that includes the beginning of the period for which the Bonus Award is paid. The amount to be deferred may be a fixed dollar amount or a percentage of the Bonus Award. Notwithstanding the foregoing, the Committee may permit deferral elections for any amount of a Bonus Award which is performance-based compensation based on services performed over a period of at least twelve (12) months (within the meaning of Code Section 409A(a)(4)(B)(iii)) to be made not later than six (6) months prior to the end of the period for which the performance is to be measured to determine the amount of the Bonus Award that will become payable. Any Bonus Award deferral election may not be modified or revoked by the Participant after the latest time for making the election.

(d) Initial Deferrals with respect to Certain Forfeitable Rights. In addition to the foregoing deferral election options, the Committee may offer a deferral right under the Plan with respect to a legally binding right to any Incentive and/or Bonus Award payment otherwise scheduled to be made in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least thirteen (13) months from the date the Participant obtains the legally binding right, through a deferral election in writing on an Election Form delivered to his corporate employer no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is effective at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse. Any such Incentive or Bonus Award deferral election may not be modified or revoked by the Participant after the latest time for making the election.

(e) Initial Deferral Election with Respect to Short-term Deferrals. In addition to the foregoing deferral election options, the Committee may offer a deferral right under the Plan with respect to a legally binding right to any Incentive and/or Bonus Award payment in a subsequent taxable year that, absent a deferral election, would not be treated as a deferral of compensation under Code Section 409A by reason of the “short-term deferral” provisions of Treas. Reg. Section 1.409A-1(b)(4), through a deferral election in writing on an Election Form delivered to his corporate employer, provided that the election is made at least twelve (12) months in advance of the date the “short-term deferral” amount would otherwise be paid, the election is not effective for twelve (12) months and payment is deferred at least five (5) years from the date the “short-term deferral” amount would otherwise be paid. Any such Incentive or Bonus Award deferral election may not be modified or revoked by the Participant after the latest time for making the election.

4.03. Deferral Periods

Unless otherwise specified by the Participant at the time of his deferral election, payment of such amounts shall be deferred until such Participant’s Termination. The Participant may specify a deferral period which may not extend beyond the date upon which such Participant reaches age 70 1/2. If a specific deferral period has been selected, the deferral period shall end upon the earlier to occur of: (i) the Participant’s Termination or (ii) the expiration of the specified deferral period. Any specified deferral period may not be modified or revoked by the Participant after the latest time for making the deferral election in question. The Committee may permit separate deferral period elections for separate years or deferrals on such basis as it determines.

The time for filing a specified deferral period election is the same as for filing the Salary, Incentive Award or Bonus Award deferral election to which it relates.

4.04. Automatic Cancellation of Deferral Elections upon Receipt of Hardship Withdrawal from a 401(k) Plan

(a) A Participant’s deferral elections under this Plan in effect at the time of a 401(k) hardship withdrawal shall be cancelled (rather than postponed or delayed) prospectively so that no further deferrals from his Salary, Incentive Award and Bonus Award shall be made during the 401(k) hardship withdrawal required cancellation period or with respect to the calendar year in which the 401(k) hardship withdrawal required cancellation period begins. Such cancellation shall be effected in accordance with the requirements of Code Section 409A and, to the extent not inconsistent therewith, the provisions of this Plan Section 4.04.

(b) A Participant whose deferral elections under this Plan are canceled pursuant to this Section 4.04 may file a new deferral election in order to commence or recommence making deferrals under the Plan from his Salary, Incentive Award and Bonus Award at the later of (i) the first payroll period that commences after the end of the 401(k) hardship withdrawal required cancellation period or (ii) the Participant’s next election period under the Plan. The new election shall be made in the same manner as other elections under the Plan, but no later than the last day required for filing the Participant’s next or any subsequent election on or following which the Participant’s deferrals from his compensation will commence or recommence, and shall apply only to Salary, Incentive Award and Bonus Award earned after the new election becomes effective as and to the extent required by Code Section 409A.

(c) For purposes hereof, the following terms have the following meanings:

(i) A “401(k) hardship withdrawal” is a hardship withdrawal from a 401(k) plan which requires a suspension of employee contributions and elective deferrals as a result of receipt of the hardship withdrawal in order to satisfy the regulations under Code Section 401(k).

(ii) The “401(k) hardship withdrawal required cancellation period” means the 6 month period (or other stated period in the 401(k) plan) during which employee contributions and elective deferrals must be suspended as a result of receipt of a 401(k) hardship withdrawal in order to satisfy the regulations under Code Section 401(k).

(iii) A “401(k) Plan” means a plan qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k) maintained by the Company or any Affiliate or successor thereto.

ARTICLE V

BENEFITS

5.01. Accounts

(a) Deferred Benefit Account. Deferred Benefits shall be credited to a Deferred Account as of the last day of the payroll period in which the deferred Salary would have been paid and with respect to any Bonus or Incentive Award, as of the date such award would have been paid. Interest shall accrue monthly on the balance in a Deferred Account as described in Article VI.

(b) Excess Benefit Account. Excess Benefits shall be credited to an Excess Benefit Account as of the time specified in Article III. Interest shall accrue monthly on the balance in a Excess Benefit Account as described in Article VI.

5.02. Distributions

(a) Except as set forth in Plan Section 5.02(f), all Deferred Benefits and Excess Benefits, less withholding for applicable income and employment taxes, shall be paid or commence being paid in cash on the earlier of (i) January 31 of the year immediately following the Participant’s termination date or (ii) the date specified in the Participant’s applicable Election Form timely filed in accordance with Plan Section 4.02.

(b) Deferred Benefits and Excess Benefits shall be paid in a lump sum unless the Participant’s applicable Election Form specifies annual installment payments over a period of up to twenty (20) years. Installment payments will be made in approximately equal amounts during each year of the installment period with any increase (or decrease) in the amount that reflects the earnings (or losses) on such unpaid balances through the date of payment. For a Deferred Benefit or an Excess Benefit payable in installments, interest under Article VI shall continue to accrue on the unpaid balance of a Deferred Account or Excess Benefit Account, as applicable.

Unless otherwise permitted by the Committee (but in compliance with Code Section 409A), any form of payment election for Salary deferrals shall also apply to a Participant’s Excess Benefit. Otherwise, the time for filing a form of payment election for a Participant’s Excess Benefit attributable to a year is the same as for filing a Salary deferral election for that same year. This rule may be applied for separate years or portions of a Participant’s Excess Benefit Account on such basis as it determines.

Any specified form of payment may not be modified or revoked by the Participant after the latest time for making the deferral election in question. The Committee may permit separate form of payment elections for separate years or deferrals on such basis as it determines.

(c) If the Company reasonably anticipates that the Company’s deduction with respect to any distribution from this Plan of all or part of a Deferred Benefit or Excess Benefit would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. Section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any such distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Article VI. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of Participant’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m), subject to Plan Section 5.02(f).

(d) A Participant or Beneficiary may not assign Deferred Benefits or Excess Benefits. Only one Beneficiary designation form may be effective at any one time to designate one or more Beneficiaries for all of his Deferred Benefits or Excess Benefits under the Plan. Such designations are revocable. In the event that a Participant dies while receiving installment payments under the Plan, each Beneficiary shall receive his portion of the Participant’s Deferred Account and the Participant’s Excess Benefit Account in the same form for the remainder of the installment period. In the event that a Participant dies prior to the commencing payments, each Beneficiary shall receive his portion of the Participant’s Deferred Account and the Participant’s Excess Benefit Account in the same form and according to the same schedule as the Participant would have received the payments.

(e) If Plan interest adjustments are not determined on a daily valuation basis, unless otherwise determined by the Committee, any lump sum or installment payment shall be made in an initial payment and a true-up payment by paying 90% of the previous month end (or other time of valuation hereunder) balance at the designated payment date and then making a second payment truing up the payment which shall include both the remaining 10% plus an interest adjustment for the month (or partial portion of the month if paid earlier than the end of the month) of the initial 90% payment, which second payment shall be made during the month following the month of the initial payment. The Committee may change the 90% and 10% figures in order to anticipate substantial fluctuations in interest adjustments.

(f) If at any time when the Company has any stock publicly traded on an established securities market or otherwise, a Participant who is a “specified employee” (as defined in regulations promulgated under Section 409A of the Code) is entitled to benefits under this Plan upon a “separation from service” then to the extent necessary to comply with the “specified employee” rule of Code

Section 409A, no payments may be made hereunder before the date which is six months after the Participant’s separation from service or if earlier, his date of death. All such amounts which would have otherwise been required to be paid to the Participant during such six (6) months or, if earlier, the Participant’s death, shall be paid in one lump sum payment as soon as administratively practicable after the date which is six (6) months after the Participant’s separation from service or, if earlier, the Participant’s death. Any other payments scheduled to be made after such period shall be made at the same times otherwise designated herein disregarding the delay for payments required pursuant to this Section 5.02(f). This provision is intended to comply with the “specified employee” rule of Code Section 409A and shall be interpreted accordingly.

ARTICLE VI

INVESTMENT OPTIONS

6.01. Investment Options

The Company has selected the Investment Options described in Exhibit I any of which may be changed, modified or deleted, or additional investment options may be added, from time to time by the Committee.

6.02. Election of Investment Options

(a) At the time that an Eligible Employee first becomes a Participant, the Participant shall allocate deferrals and accounts among the Investment Options. Such Investment Options will be used as a measure of the investment performance of his Deferred Account and his Excess Benefit Account, if applicable. A Participant may specify that all or any 10% multiple of his Deferred Account and his Excess Benefit Account, if applicable, be deemed to be invested in one or more of the Investment Options.

(b) A Participant may reallocate the Investment Options for his Deferred Account and his Excess Benefit Account once every six months (or more frequently as the Committee may permit) in 10% multiples (or such other multiple or a specified dollar amount as the Committee may permit). Any reallocation will be effective as of the first day of the calendar month (or such more frequent period as the Committee may provide) following the date on which an appropriately completed election form is received by the Committee. Until a Participant delivers a new Investment Option form to the Committee (or its delegate), his prior Investment Options shall control. If a Participant fails to select an Investment Option for his Deferred Account and his Excess Benefit Account, he shall be deemed to have elected the Default Investment Option as provided in Exhibit I.

6.03. Method of Crediting Interest Adjustments

Interest will be credited to a Participant’s Deferred Account and his Excess Benefit Account as follows: As of the last day of each month (or such more frequent period as the Committee may provide) in which any amount remains credited to the Deferred Account or the Excess Benefit Account of a Participant, each portion of such accounts deemed invested in a particular Investment Option shall either be credited or debited with an amount equal to that determined by multiplying the balance of such portion of such account as of the last day of the preceding month (or such more frequent period as the Committee may provide) by the return rate for that month (or other provided period) for the applicable Investment Option. As to the applicable amount distributed, the Company shall make crediting or debiting adjustments to each Participant’s Deferred Account or his Excess Benefit Account on the last day of the month (or such more frequent period as the Committee may provide) of the date of distribution.

ARTICLE VII

OTHER DISTRIBUTION EVENTS

7.01. Change of Control

Notwithstanding any other provision of this Plan, if a Participant’s employment with the Company and its Affiliates Terminates for any reason other than death, within the two-year period beginning on the date that a Change of Control occurs, then the Company shall pay to the Participant within the first 15 days of the month following such termination a lump sum distribution of his Deferred Account and his Excess Benefit Account. If the Participant dies after Termination but before payment of any amount under this Plan Section, then such amount shall be paid to the Beneficiary within the first 15 days of the month following the Participant’s death. Notwithstanding the foregoing, in the case of any 409A Funds, payment thereof shall not be made earlier than the earliest time of payment permitted under Code Section 409A as described in Plan Section 5.02(f). In addition, notwithstanding the foregoing, this Section 7.01 shall not apply to any Non-409A Funds to which this distribution right was not available on October 3, 2004.

7.02. Unforeseeable Emergency

(a) A distribution of a portion of a Participant’s Deferred Account or Excess Benefit Account because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency need plus, in the case of a withdrawal of 409A Funds if approved by the Committee, amounts necessary to pay taxes reasonably anticipated as a result of the distribution. Whether an Unforeseeable Emergency has occurred will be determined solely by the Committee. Distributions in the event of a Unforeseeable Emergency may be made by and with the approval of the Committee upon written request by a Participant.

(b) An “Unforeseeable Emergency” is defined as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)); a loss of the Participant’s property due to casualty, (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for funeral expenses of a spouse, beneficiary or dependent may also constitute an Unforeseeable Emergency. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any event, any distribution under this Plan Section shall not exceed the amount required by the Participant to satisfy the Unforeseeable Emergency after (i) reimbursement or compensation through insurance or otherwise, (ii) liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension, to the extent available under the Plan and not prohibited by the deferral election change rules of Code Section 409A, of deferrals under the Plan.

(c) Notwithstanding the foregoing, this Section shall not apply to any Non-409A Funds to which this withdrawal right was not available on October 3, 2004, and to the extent the definition of “Unforeseeable Emergency” set forth above would result in a material modification within the meaning of Code Section 409A with respect to the Non-409A Funds, the definition of “Unforeseeable Emergency” in effect under the Plan on December 31, 2004 shall apply in lieu of the above definition.

7.03. Withdrawals of Non-409A Funds

A Participant may elect by filing with the Company a form specified by the Committee, to receive an amount equal to 90% of his Non-409A Funds in his Deferred Account or Excess Benefit Account at any time prior to his Termination. The amount of any withdrawal shall be distributed to the Participant in a single lump sum as soon as administratively practical following such election. If a Participant makes an election described in this Plan Section, the balance of the Participant’s Non-409A Funds in his Deferred Account or Excess Benefit Account not distributed to the Participant shall be forfeited to the Company; and the amount to which he is entitled under this Section 7.03 shall be distributed to the Participant in a single lump sum as soon as administratively practical following such election. In addition, unless prohibited by the deferral election change rules of Code Section 409A, the Participant shall be prohibited from making a Salary deferral for the balance of the year in which this distribution is made and for the following year. Unless prohibited by the deferral election change rules of Code Section 409A, any elections previously made pursuant to Plan Section 4.01 shall cease to be effective. Notwithstanding the foregoing, this Section shall not apply to any Non-409A Funds to which this withdrawal right was not available on October 3, 2004.

ARTICLE VIII

PARTICIPANT RIGHTS IN THE UNFUNDED PLAN

The Company has only a contractual obligation to pay the benefits described in the Plan. All benefits are to be satisfied solely out of the general corporate assets of the Company which shall remain subject to the claims of its creditors. No assets of the Company will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan. No obligation under the Plan shall be deemed to be secured by any pledge or any encumbrance on any property of the Company. Assets segregated or identified by the Company for the purpose of paying benefits pursuant to the Plan remain general corporate assets subject to the claims of the Company’s creditors.

ARTICLE IX

TERMINATION OF EMPLOYMENT

9.01. Termination of Employment

Except as provided in Plan Section 9.02, a Participant who ceases to be an Eligible Employee or whose employment with the Company and its Affiliates is terminated either with or without cause for reasons other than death or retirement, shall immediately cease to be a Participant under this Plan and shall forfeit all non-vested rights under this Plan. Further, except as provided in Plan Section 9.02, in no event shall an individual who was a Participant but is not a Participant at the time of such individual’s death or retirement, have any rights under the Plan. A Participant on authorized leave of absence from the Company shall not be deemed to have terminated employment or lost his status as an Eligible Employee for the duration of such leave of absence.

9.02. Vesting

A Participant’s right to amounts credited to his Deferred Account and his Excess Benefit Account are always fully vested and nonforfeitable.

9.03. Reemployment

A Participant who ceases to be an employee of the Company or any Affiliate and who is subsequently reemployed by the Company or an Affiliate shall not accrue any additional benefits on account of such later service for periods in which he is not a Participant.

ARTICLE X

TERMINATION, AMENDMENT OR MODIFICATION OF PLAN

10.01. Amendment or Termination

Except as otherwise specifically provided, the Company reserves the right to terminate, amend or modify this Plan, wholly or partially, at any time and from time to time. Such right to terminate, amend or modify the Plan shall be exercised by the Board.

10.02. Notice Requirement

(a) Plan Section 10.01 notwithstanding, no action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than 30 days prior to such action.

(b) Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company such notice shall be addressed to it at 4 North Fourth Street, Richmond, Virginia 23219; addressed to the attention of the Senior Vice President and General Counsel. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address.

10.03. Limitation on Amendment, Termination, etc.

The rights of the Company set forth in Plan Section 10.01 are subject to the condition that the Board or its delegate shall take no action to amend or terminate the Plan if such amendment or termination would decrease the benefit that has commenced prior to the effective date of the amendment or termination or that would become payable if the Participant terminated for any reason (other than for cause) including death, on such effective date, or if such amendment is otherwise prohibited by the deferral election change, distribution or other rules of Code Section 409A.

10.04. Effect of Plan Termination

Except as provided in Plan Sections 10.01 and 10.03 and in the following sentence, upon the termination of this Plan by the Board, the Plan shall no longer be of any further force or effect, and neither the Company, any Affiliate nor any Participant shall have any further obligation or right under this Plan. Likewise, the rights of any individual who was a Participant and whose designation as a Participant is revoked or rescinded by the Committee shall cease upon such action except with respect to benefits that have accrued for such individual as of the date of revocation or rescission.

Notwithstanding any other provision herein to the contrary, in the event of Plan termination, payment of 409A Funds in Deferred Accounts and Excess Benefit Accounts shall not occur earlier than any time permitted under Code Section 409A.

ARTICLE XI

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant and his Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

ARTICLE XII

RESTRICTIONS ON TRANSFER OF BENEFITS

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Committee, shall cease and terminate, and, in such event, the Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee may deem proper.

ARTICLE XIII

ADMINISTRATION OF THE PLAN

13.01. The Committee

The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof. The Committee’s interpretation and construction of any provision of the Plan shall be final and conclusive.

13.02. Indemnification of the Committee

The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of membership on the Committee, excepting only expenses and liabilities arising out of a member’s own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

13.03. Powers of the Committee

In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is entitled to a benefit under the Plan.

13.04. Information

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

ARTICLE XIV

MISCELLANEOUS

14.01. Binding Nature

The Plan shall be binding upon the Company, any participating Affiliates and its successors and assigns, subject to the provisions set forth in Article X, and upon a Participant, his or her Beneficiary, and either of their assigns, heirs, executors and administrators.

14.02. Governing Law

To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia (including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia) as in effect at the time of their adoption and execution, respectively.

14.03. Use of Masculine and Feminine; Singular and Plural

Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

14.04. No Guarantee of Employment

The Plan does not in any way limit the right of the Company or an Affiliate at any time and for any reason to terminate the Participant’s employment or such Participant’s status as an Eligible Employee. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company or an Affiliate and a Participant.

14.05. Electronic Administration

Notwithstanding anything to the contrary in the Plan, the Committee may provide from time to time that Participant elections, and any other aspect of Plan administration may be made by telephonic or other electronic means rather than in paper form.

14.06. Deferred Compensation Plan Omnibus Provision

It is intended that any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be deferred compensation subject to Code Section 409A shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. The Committee is authorized to amend the Plan or any election under the Plan as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Code Section 409A.

It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Code Section 409A (including any transition or grandfather rules thereunder). The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of Code Section 409A (including any transition or grandfather rules thereunder).

It is also intended that if any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan is considered to be deferred compensation subject to Code Section 409A but for being earned and vested as of December 31, 2004 (i.e., Non-409A Funds), then no material modification of the Plan after October 3, 2004 shall apply to such Plan benefits which are earned and vested as of December 31, 2004 unless such modification expressly so provides and then complies with Code Section 409A.

ARTICLE XV

ADOPTION

The Company has adopted this restatement of the Plan pursuant to action taken by the Board.

As evidence of its adoption of this restatement of the Plan, A.T. Massey Coal Company, Inc. has caused this document to be signed by its undersigned officer, this 23RD day of December, 2008, effective January 1, 2009.

A.T. MASSEY COAL COMPANY, INC.

/s/ John M. Poma
Name: John M. Poma
Title: Vice President - Human Resources

EXHIBIT I

PLAN INVESTMENT OPTIONS

(Effective as of July 30, 2008)

Effective July 30, 2008, the following Investment Funds (with the description of investment objectives and strategy being as of March 31, 2008, but subject to change by the fund managers as permitted by the applicable fund governing documents) are available under the Plan:

•

INVESCO Stable Value Trust is managed by INVESCO Institutional (N.A.), Inc. This fund seeks the preservation of principal and interest income reasonably obtained under prevailing market conditions and rates, consistent with seeking to maintain required liquidity.

•

Oppenheimer Strategic Income Fund is managed by Oppenheimer Funds. This fund seeks high current income by investing mainly in debt securities. The fund invests mainly in debt securities of issuers in three market sectors: foreign governments and companies, J.S. government securities and lower-rated high yield securities of U.S. and foreign companies (commonly called “junk bonds”). The fund can invest 100% of its assets in any one sector at any time.

This fund replaces the INVESCO Core Fixed Income Trust effective July 30, 2008; and all Plan balances held in, and all contribution investment directions allocating funds to, the INVESCO Core Fixed Income Trust otherwise in effect on July 30, 2008 shall automatically be converted to investment directions allocating funds to the Oppenheimer Strategic Income Fund.

•

American Balanced Fund is managed by The American Funds Group. This fund seeks capital preservation, current income, and long-term growth of capital and income. This fund normally invests in a broad range of securities including stocks and bonds. The Fund may also invest in securities issued and guaranteed by the U.S. government.

•

American Fundamental Investors is managed by The American Funds Group. This fund seeks long-term growth of capital and income and invests primarily in common stocks or securities convertible into common stocks and may invest up to 80% of its assets in securities of issuers domiciled outside the U.S. and not included in the S&P 500 Composite market instruments.

•

Vanguard 500 Index Fund is managed by The Vanguard Group, Inc. This fund seeks to match the performance of a benchmark index that measures the investment return of large-capitalization stocks. This fund employs a passive management strategy designed to track the performance of the S&P 500 Index, which is dominated by the stocks of large U.S. companies.

•

AIM Constellation Fund is managed by AIM Investors, Inc. This fund seeks growth of capital. This fund invests primarily in common stocks of companies the portfolio managers believe are likely to benefit from new or innovative products, services or processes as well as those that have experienced above-average, long-term growth in earnings and have excellent prospects for future growth. The fund will invest without regard to market capitalization and may also invest up to 20% of its total assets in foreign securities.

•

Allianz OpCap Renaissance Fund is managed by Allianz Global Investors Distributors, LLC. This fund seeks long-term capital growth and current income. This fund primarily invests in common stocks of companies with below-average valuations whose business fundamentals are expected to improve. The fund may invest in foreign securities.

•

Thornburg International Value Fund is managed by Thornburg Investment Management, Inc. The fund seeks long-term capital appreciation by investing primarily in foreign securities or depository receipts of foreign equity and debt securities. The fund may invest in companies of any size, but invests primarily in the large and middle range of public company market capitalizations. The fund may also invest in developing markets.

This Investment Fund was added as an available Investment Fund under the Plan effective July 30, 2008.

Effective July 30, 2008, the following fund ceased to be an available Investment Funds under the Plan:

•

INVESCO Core Fixed Income Trust is managed by INVESCO Institutional (N.A.), Inc. This fund seeks current income, with a secondary objective of capital appreciation. Under normal market conditions, this fund will primarily invest in investment grade fixed income securities of varying maturities, coupon rates, issuer classes, yield characteristics, and other characteristics; however, this fund also may invest in money market instruments or other securities.